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Exhibit 99.1

GB&T Bancshares Reports 3rd Quarter 2004 Net Income of $2.4 Million, up 62.4%
Declares Cash Dividend of $0.076

        Gainesville, Georgia, October 13—GB&T Bancshares, Inc. (Nasdaq: GBTB), a fast-growing multi-bank holding company operating five community banks based in Georgia, reported third quarter 2004 net income of $2.4 million, a 62.4 percent increase over the $1.5 million reported for the prior-year third quarter. Earnings reflect strong balance sheet growth achieved organically and through an active acquisition strategy. Diluted earnings per share for the third quarter of 2004 were $0.25, an increase of 31.6 percent over the $0.19 reported for the prior-year third quarter. The quarterly earnings per share comparison reflects a 27.1 percent increase in average diluted shares outstanding to 9,621,000 as a result of the 262,682 shares issued in connection with the acquisition of Lumpkin County Bank, a $66 million asset bank, which closed on August 19, 2004, the 1,141,628 shares issued in connection with the acquisition of Southern Heritage Bank., a $121 million asset bank, which closed on August 2, 2004, as well as the 1,397,584 shares issued in connection with the acquisition of First National Bank of the South, a $127 million asset bank, which closed on August 29, 2003.

        For the first nine months of 2004, GB&T Bancshares reported net income of $6.9 million, a 39.4 percent increase over the $4.9 million reported for the 2003 nine-month period. Diluted earnings per share were $0.77, an 11.6 percent increase over the $0.69 reported for the prior-year period. The year-to-date per share comparison reflects a 24.4 percent increase in average diluted shares outstanding issued in connection with the above-mentioned acquisitions.

        At a meeting held on October 13, 2004, the Board of Directors of GB&T Bancshares declared a fourth quarter cash dividend of $0.076 per share on the Company's common stock. The $0.076 dividend is a 5.6 percent increase over the dividend announced for the prior-year fourth quarter. The declared dividend is payable on November 12, 2004 to shareholders of record as of the close of business on November 1, 2004.

        The annualized returns on average assets ("ROA") and average equity ("ROE") for the third quarter of 2004 were 0.84 percent and 7.80 percent, respectively, compared with 0.72 percent and 7.94 percent for the third quarter of 2003. Adjusted to exclude intangibles, the annualized return on average assets ("ROTA") and average equity ("ROTE") were 0.88 percent and 12.72 percent, respectively, compared with 0.74 percent and 10.20 percent for the third quarter of 2003. For the first nine months of 2004, annualized ROA and ROE were 0.89 percent and 8.60 percent, respectively, compared with 0.86 percent and 9.96 percent for the prior-year period. Adjusted to exclude intangibles, nine-month ROTA and ROTE were 0.93 percent and 13.31 percent, respectively, for 2004 compared with 0.87 percent and 12.13 percent for 2003.

        Richard A. Hunt, President and CEO, commented, "We have remained focused on strong earnings growth as a result of a combination of internal expansion and acquisitions. We now have 25 banking offices in many of the high growth markets in Georgia. This past quarter, we closed on two acquisitions, Lumpkin County Bank and Southern Heritage Bank., announced the execution of a definitive agreement to acquire Gwinnett-based FNBG Bancshares, Inc., parent of First National Bank of Gwinnett, a $115-million asset bank, and opened a de novo branch, Bank of Athens which will operate as a division of Gainesville Bank & Trust. We are pleased with our Company's growing success in its markets as customers respond favorably to our combination of service, lending expertise and technology. Our expansion strategy continues."

        Total revenue, defined as net interest income and non-interest income, was $13.3 million for the third quarter of 2004, an increase of 28.1 percent over the $10.4 million reported in the prior-year period. Net interest income rose 34.9 percent to $10.6 million, reflecting a 37.2 percent increase in average earning assets over the prior-year quarter, partially offset by a decrease in the net interest margin over the same period to 4.15 percent. Mr. Hunt noted, "We are encouraged by the recent increases in the federal funds rate; our net interest margin improved six basis points over the June,

2004 quarter. We believe this recent margin improvement coupled with continued strong growth in earning assets positions us for strong revenue momentum."

        Non-interest income for the third quarter of 2004 was $2.7 million, an increase of 6.9 percent over the prior-year period. The majority of the increase was derived from growth in service charges on deposit accounts, up 26.2 percent, and improvement in other operating income, up 28.5 percent. Growth in both of these categories reflects the previously-mentioned acquisitions and organic growth, partially offset by a 27.8 percent decline in mortgage origination fees. Non-interest income represented 20.3 percent of total revenue for the third quarter of 2004.

        Non-interest expense for the third quarter of 2004 was $9.5 million, an increase of 29.2 percent over the third quarter of 2003. Excluding $195 thousand in merger-related expenses, non-interest expense increased 26.5 percent. Salaries and employee benefits expense increased 22.3 percent, reflecting a 20.5 percent increase in full-time equivalent staff from the two most recent acquisitions, as well as merit and benefits increases. GB&T Bancshares' efficiency ratio was 70.10 percent for the third quarter of 2004 compared to 70.98 percent for the prior-year period.

        Asset quality remains strong. Nonperforming assets at September 30, 2004, were 0.60 percent of assets compared with 0.50 percent at June 30, 2004 and 0.75 percent at September 30, 2003. Annualized net charge-offs for the third quarter of 2004 were 0.06 percent of average loans compared with 0.10 percent for the third quarter of 2003. Loan loss reserves were 1.25 percent of total loans. Mr. Hunt commented, "The majority of the $2.4 million increase in non-performing loans is associated with our acquisition of Lumpkin County Bank; we were well-aware of the situation as we negotiated the definitive agreement to purchase the bank and adequate reserves were reflected in the purchase price."

        Total assets were $1.2 billion at September 30, 2004, an increase of $296.1 million, or 32.2 percent, from September 30, 2003. The Lumpkin County Bank and Southern Heritage Bancorp, Inc. acquisitions accounted for $187 million, or 63.2 percent of the increase. Excluding these two acquisitions, organic growth during this same period was $109.1 million, or approximately 11.9 percent at September 30, 2004 compared to September 30, 2003. Loans rose $219.3 million, or 32.0 percent, to $904.4 million at September 30, 2004 compared to September 30, 2003. Total deposits increased $228.6 million, or 32.1 percent, to $940.9 million during this same period.

        Shareholders' equity at September 30, 2004 was $136.4 million, a twelve-month increase of $41.3 million, or 43.4 percent, reflecting the impact of the Lumpkin County Bank and Southern Heritage Bancorp, Inc. acquisitions. Shareholders' equity was 11.2 percent of period-end assets. GB&T Bancshares had 10,051,693 shares of common stock outstanding at September 30, 2004.

        In addition, at the shareholders' meeting held on October 13, 2004, the Company's shareholders approved an amendment to the Company's Articles of Incorporation to eliminate preemptive rights.

About GB&T Bancshares, Inc.

        Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating five community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, and First National Bank of the South. In addition, the Company owns a consumer finance company, Community Loan Company, with eight offices located in Northern Georgia. As of September 30, 2004, GB&T Bancshares had assets of $1.2 billion, with 25 branches located in high-growth Georgia markets. GB&T Bancshares' common stock is listed on the Nasdaq National Market under the symbol "GBTB." Visit the Company's website www.gbt.com for additional information about GB&T.

Forward-Looking Statements

        Some of the statements in this press release, including, without limitation, statements regarding our proposed acquisitions, projected growth in the counties in which we operate, our efficiency, loan loss reserves, net interest margin, revenue growth and other statements regarding our future results of operations are "forward-looking statements" within the meaning of the federal securities laws. In addition, when we use words like "anticipate", "believe", "intend", "expect", "estimate", "could", "should", "will", and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our current beliefs and assumptions. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans held or made by us; (3) general economic conditions may be less favorable than expected (both generally and in our markets), resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) economic, governmental or other factors may prevent the projected population and commercial growth in the counties in which we operate; (5) we may be unable to obtain required shareholder or regulatory approval for our proposed acquisitions, (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (7) costs or difficulties related to the integration of our businesses may be greater than expected; (8) deposit attrition, customer loss or revenue loss following the acquisitions may be greater than expected; (9) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (10) adverse changes may occur in the equity markets. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

        GB&T Bancshares will be filing a registration statement on Form S-4 and other documents with the Securities and Exchange Commission ("SEC"). The registration statement will contain a prospectus of GB&T Bancshares relating to the common stock to be issued in the acquisition of FNBG Bancshares and a proxy statement of FNBG Bancshares relating to the acquisition. Investors and shareholders are urged to read the proxy statement/prospectus and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and shareholders will be able to receive the proxy statement/prospectus and other documents filed by GB&T Bancshares free of charge at the SEC's web site, www.sec.gov or from GB&T Bancshares, Inc. at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia 30501.

        GB&T Bancshares, FNBG Bancshares and their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the acquisition. Information about such directors and executive officers and their ownership of GB&T Bancshares and FNBG Bancshares common stock will be set forth in the proxy statement/prospectus. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

        Contact: Gregory L. Hamby, EVP and CFO, +1-678-450-3369, or ghamby@gbt.com, or W. Michael Banks, Senior Vice President, +1-678-450-3480, or mbanks@gbt.com, both of GB&T Bancshares, Inc.

G B & T Bancshares Inc.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

(Dollars in thousands except per share amounts)	3rd Qtr 2004	2nd Qtr 2004	1st Qtr 2004	4th Qtr 2003	3rd Qtr 2003
EARNINGS
Net interest income	$10,610	9,110	8,886	9,301	7,865
Provision for loan loss	$332	325	284	155	861
Other income	$2,699	2,942	2,899	2,660	2,524
Other expense	$9,456	8,475	8,348	8,282	7,319
Net income	$2,400	2,233	2,230	2,803	1,478
Non-recurring expense (merger-related expenses) after-tax	$127	0	0	0	0
Operating income	$2,527	2,233	2,230	2,803	1,478
PER SHARE DATA
Basic earnings per share	$0.25	0.26	0.26	0.33	0.20
Diluted earnings per share	$0.25	0.26	0.26	0.32	0.19
Operating diluted earnings per share	$0.26	0.26	0.26	0.32	0.19
Book value per share	$13.57	11.57	11.65	11.40	11.21
Tangible book value per share	$8.11	7.75	7.79	7.51	7.67
Cash dividend per share	$0.076	0.076	0.072	0.072	0.072
PERFORMANCE RATIOS
Return on average assets	0.84%	0.91%	0.93%	1.18%	0.72%
Return on average tangible assets	0.88%	0.94%	0.97%	1.22%	0.74%
Return on average equity	7.80%	9.05%	9.14%	11.62%	7.94%
Return on average tangible equity	12.72%	13.53%	13.77%	17.76%	10.20%
Net interest margin	4.15%	4.09%	4.13%	4.34%	4.21%
Other expense / Average assets	3.33%	3.44%	3.49%	3.47%	3.58%
Efficiency Ratio	70.10%	72.40%	72.45%	70.58%	70.98%
Other income/Total operating revenue	20.28%	22.18%	22.88%	20.73%	23.72%
MARKET DATA
Market value per share — Period end	$22.06	23.90	22.52	18.90	17.81
Market as a % of book	1.63	2.07	1.93	1.66	1.59
Cash dividend yield	1.38%	1.27%	1.28%	1.52%	1.62%
Common stock dividend payout ratio	30.40%	29.23%	28.13%	22.50%	37.50%
Period-end common shares outstanding (000)	10,052	8,593	8,528	8,493	8,490
Common stock market capitalization ($Millions)	$221.74	205.37	192.04	160.55	151.20
CAPITAL & LIQUIDITY
Equity to assets	11.23%	9.94%	10.20%	10.26%	10.35%
Period-end tangible equity to tangible assets	7.03%	6.88%	7.06%	7.00%	7.33%
Total risk-based capital ratio not available	11.66%	11.78%	11.80%	12.34%	12.84%
Average loans to deposits	96.09%	95.54%	97.39%	95.63%	96.00%
ASSET QUALITY
Net charge-offs	$132	342	6	508	157
(Ann.) Net loan charge-offs/ Average loans	0.062%	0.186%	0.003%	0.29%	0.10%
Non-performing loans	$4,905	2,511	2,951	3,333	4,849
OREOs	$1,240	1,368	2,053	1,868	1,279
90-day past dues	$1,110	1,096	1,053	509	750
NPAs + 90 day past due/ Total assets	0.60%	0.50%	0.62%	0.60%	0.75%
Allowance for loan losses/ Total loans	1.25%	1.21%	1.24%	1.23%	1.33%
Allowance for loan losses/NPA's + 90 days past due	155.23%	180.64%	148.65%	152.82%	132.00%
END OF PERIOD BALANCES
Total loans, net of unearned fees	$904,407	745,437	724,282	709,958	685,098
Total assets	$1,215,373	1,000,519	974,213	944,278	919,228
Deposits	$940,867	778,364	758,178	728,629	712,289
Stockholders' equity	$136,440	99,431	99,327	96,843	95,172
Full-time equivalent employees	440	384	388	380	365
AVERAGE BALANCES
Loans	$840,569	738,092	720,063	700,662	611,294
Total earning assets	$1,016,482	896,534	866,228	850,872	741,039
Total assets	$1,130,820	990,519	960,962	945,785	811,516
Deposits	$874,783	772,587	739,353	732,672	636,735
Stockholders' equity	$122,336	99,254	98,137	95,701	73,868

        The following table provides a detailed analysis of Non-GAAP measures.

Reconciliation Table (Dollars in thousands)	3rd Qtr 2004	2nd Qtr 2004	1st Qtr 2004	4th Qtr 2003	3rd Qtr 2003	YTD 9/30/2004	YTD 9/30/2003
Book value per share	$13.57	11.57	11.65	11.40	11.21	13.57	11.21
Effect of intangible assets per share	$(5.46)	(3.82)	(3.86)	(3.89)	(3.54)	(5.46)	(3.54)
Tangible book value per share	$8.11	7.75	7.79	7.51	7.67	8.11	7.67
Return on average assets	0.84%	0.91%	0.93%	1.18%	0.72%	0.89%	0.86%
Effect of intangible assets	0.04%	0.03%	0.05%	0.04%	0.03%	0.04%	0.01%
Return on average tangible assets	0.88%	0.94%	0.97%	1.22%	0.74%	0.93%	0.87%
Return on average equity	7.80%	9.05%	9.14%	11.62%	7.94%	8.60%	9.96%
Effect of intangible assets	4.93%	4.48%	4.63%	6.14%	2.26%	4.71%	2.17%
Return on average tangible equity	12.72%	13.53%	13.77%	17.76%	10.20%	13.31%	12.13%
Equity to assets	11.23%	9.94%	10.20%	10.26%	10.35%	11.23%	10.35%
Effect of intangible assets	-4.20%	-3.06%	-3.14%	-3.26%	-3.02%	-4.20%	-3.02%
Period-end tangible equity to tangible assets	7.03%	6.88%	7.06%	7.00%	7.33%	7.03%	7.33%

GB&T Bancshares, Inc.
Condensed Consolidated Statement of Condition

Assets (in thousands):	9/30/2004	9/30/2003
	(Unaudited)	(Unaudited)
Cash and due from banks	$23,442	$24,960
Interest-bearing deposits in banks	2,658	542
Federal funds sold	13,995	0

Total cash and equivalents	40,095	25,502

Securities available-for-sale, at fair value	165,336	136,429
Restricted equity securities	5,273	4,582

Total securities	170,609	141,011

Loans	904,407	685,098
Allowance for loan losses	11,262	9,079

Loans, net	893,145	676,019

Premises and equipment	32,413	26,117
Goodwill and intangible assets	54,896	30,851
Other assets	24,215	19,728

Total assets	$1,215,373	$919,228

Liabilities and Stockholders' Equity(in thousands):
Deposits
Non interest-bearing	$126,469	$96,406
Interest-bearing	814,398	615,883

Total deposits	940,867	712,289

Federal funds purchased and securities sold
under repurchase agreements	20,479	14,455
Federal Home Loan Bank advances	75,094	75,825
Other borrowings	542	233
Other liabilities	12,053	6,254
Company guaranteed trust preferred securities	29,898	15,000

Total liabilities	1,078,933	824,056

Stockholders' equity:
Capital stock	102,501	67,888
Retained earnings	33,339	26,626
Accumulated other comprehensive income (loss)	600	658

Total stockholders' equity	136,440	95,172

Total liabilities and stockholders' equity	$1,215,373	$919,228

GB&T BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	(Dollars in thousands, except per share amounts)
Interest income:
Loans, including fees	$13,713	$10,480	$37,261	$30,185
Taxable securities	1,250	882	3,275	2,817
Nontaxable securities	184	169	554	495
Federal funds sold	55	11	115	117
Interest-bearing deposits in banks	9	9	17	26

Total interest income	15,211	11,551	41,222	33,640

Interest expense:
Deposits	3,429	2,723	9,337	8,599
Federal funds purchased and securities sold under repurchase agreements	57	45	150	128
Federal Home Loan Bank advances	760	703	2,361	2,068
Other borrowings	355	215	768	642

Total interest expense	4,601	3,686	12,616	11,437

Net interest income	10,610	7,865	28,606	22,203
Provision for loan losses	332	861	941	1,251

Net interest income after provision for loan losses	10,278	7,004	27,665	20,952

Other income:
Service charges on deposit accounts	1,598	1,266	4,479	3,540
Mortgage origination fees	504	698	1,475	1,981
Insurance commissions	155	138	456	431
Gain on sale of securities	—	78	609	155
Other operating income	442	344	1,521	1,161

Total other income	2,699	2,524	8,540	7,268

Other expense:
Salaries and employee benefits	5,369	4,391	15,242	12,686
Occupancy and equipment expenses, net	1,292	1,103	3,718	3,137
Other operating expenses	2,795	1,825	7,319	5,588

Total other expense	9,456	7,319	26,279	21,411

Income before income taxes	3,521	2,209	9,926	6,809
Income tax expense	1,121	731	3,063	1,887

Net income	$2,400	$1,478	$6,863	$4,922

Earnings per share:
Basic	$0.25	$0.20	$0.78	$0.71

Diluted	$0.25	$0.19	$0.77	$0.69

Weighted average shares
Basic	9,491	7,310	8,855	6,915

Diluted	9,621	7,568	8,888	7,146

Cash dividends per common share	$0.076	$0.072	$0.224	$0.212

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GB&T BANCSHARES, INC. AND SUBSIDIARIES Consolidated Statements of Income (Unaudited)